Exhibit 10.1

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (this “Agreement”) is entered into as of this 22nd day of June, 2022 (“Effective Date”), by and between BRE-BMR Pilgrim & Sidney LLC, a Delaware limited liability company, as successor-in-interest to UP 45/75 Sidney Street, LLC (“Landlord”) and Voyager Therapeutics, Inc., a Delaware corporation (“Tenant”).

RECITALS

A.            WHEREAS, Landlord and Tenant entered into that certain Lease dated as of April 1, 2014, as amended by that certain First Amendment to Lease Agreement (the “First Amendment”) dated as of December 23, 2015, as further amended by that certain Second Amendment to Lease Agreement (the “Second Amendment”) dated as of February 5, 2018, and as further amended by that certain Third Amendment to Lease Agreement (the “Third Amendment”) dated as of June 1, 2018 (as the same may have been amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease”), whereby Tenant leases certain premises consisting of 47,493 rentable square feet (the “Premises”) from Landlord in the building located at 75 Sidney Street in Cambridge, Massachusetts (the “Building”); and

B.            WHEREAS, Landlord and Tenant desire to terminate the Lease in accordance with the provisions set forth herein; and

C.            WHEREAS, Landlord acknowledges that Tenant has subleased 17,931 rentable square feet of the Premises on the fifth (5th) floor of the Building (the “Subleased Premises”) to BioNTech US Inc. (“BioNTech”) pursuant to a Sublease Agreement dated as of September 3, 2021 (the “BioNTech Sublease”), to which Landlord has consented pursuant to a Consent to Sublease dated as of September 7, 2021; and

D.            WHEREAS, Tenant currently occupies 29,562 rentable square feet on the fourth (4th) floor of the Building (“Tenant’s Remaining Premises”); and

E.            WHEREAS, simultaneously herewith, Landlord and BioNTech are entering into a direct lease of the Premises.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.             Surrender Obligations. Tenant has previously delivered to Landlord a Cleaning, Decontamination and Sanitization Certification, issued April 28, 2022, together with a letter dated April 5, 2022 for Tenant’s Remaining Premises (collectively, the “Exit Survey”) both prepared by Safety Partners, Inc., which Exit Survey has been accepted by Landlord. In addition, Tenant has (i) placed laboratory equipment decontamination forms on all decommissioned fixtures and equipment remaining within the laboratory areas of the Tenant’s Remaining Premises to assure safe occupancy by future users, (ii) provided written evidence of all appropriate governmental releases obtained by Tenant in accordance with applicable laws, to the extent there are any, and (iii) conducted a site inspection of Tenant’s Remaining Premises with Landlord. Landlord acknowledges and agrees that Tenant has no obligation to perform an Exit Survey or to carry out any other surrender related obligations relating to the Subleased Premises. Notwithstanding anything in the Lease to the contrary, Landlord acknowledges and agrees that Tenant’s movable trade fixtures, furnishings, goods and effects listed on Exhibit A attached hereto (“Tenant Personal Property”) may remain in the Premises upon Lease Termination (as defined below). Tenant represents that ownership of such Tenant Personal Property has been conveyed to BioNTech pursuant to a Bill of Sale as of Lease Termination.

2.             Termination Fee. There shall be no termination fee due in connection with this Lease Termination.

3.             Lease Termination. Landlord acknowledges that Tenant has fully satisfied all of its surrender obligations set forth in Section 1 of this Agreement and in the Lease (“Surrender Obligations”). As of the Effective Date, Tenant hereby surrenders Tenant’s Remaining Premises and the Subleased Premises to Landlord or at Landlord’s direction, to BioNTech. The Lease is hereby terminated effective as of the Effective Date (“Lease Termination”). As of Lease Termination, the Lease shall be fully and finally surrendered and terminated and shall no longer be of any force or effect, except for those provisions that, by their express terms, survive the expiration or earlier termination of the Lease. Tenant represents that upon Lease Termination, the BioNTech Sublease shall also automatically terminate, shall be fully and finally surrendered and shall no longer be of any force or effect, except for those provisions that, by their express terms, survive the expiration or earlier termination of the BioNTech Sublease. Tenant’s Annual Fixed Rent, Tenant’s Operating Expenses Allocable to the Premises and Tenant’s Tax Expenses Allocable to the Premises shall be apportioned between Landlord and Tenant as of the Effective Date and paid, if applicable, to the party entitled to the same as set forth in the Lease.

4.             Reservation of Rights. Notwithstanding any Lease Termination, neither Landlord nor Tenant waives, and each hereby reserves, any rights and/or remedies that it may have under the Lease or at law or in equity arising from any default or breach by the other party under the Lease existing as of the Lease Termination.

5.             Quitclaim. To the extent, if any, that the Lease gives Tenant any right, title or interest in or to the Premises, Tenant does hereby remise, release and quitclaim to Landlord such right, title or interest in or to the Premises as of the Lease Termination and shall execute and deliver to Landlord any documentation reasonably requested by Landlord to effect or document such remise, release and quitclaim.

6.             Representation of Parties. Each party represents that it has not made any assignment, sublease, transfer, conveyance or other disposition of the Lease or any interest therein, other than the BioNTech Sublease, and has no knowledge of any agreement that would result in any mechanic’s lien or other claim, demand, obligation, liability, action or cause of action arising from or with respect to the Lease or Tenant’s Remaining Premises.

7.             Attorneys’ Fees. Except as otherwise expressly set forth in this Agreement, each party shall pay its own costs and expenses incurred in connection with this Agreement and such party’s performance under this Agreement, provided, that if either party commences an action, proceeding, demand, claim, action, cause of action or suit against the other party arising out of or in connection with this Agreement, then the substantially prevailing party shall be reimbursed by the other party for all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the substantially prevailing party in such action, proceeding, demand, claim, action, cause of action or suit, and in any appeal in connection therewith (regardless of whether the applicable action, proceeding, demand, claim, action, cause of action, suit or appeal is voluntarily withdrawn or dismissed).

8.             Integration. The terms of this Agreement are intended by the parties as a final, complete and exclusive expression of their agreement with respect to the terms that are included in this Agreement, and may not be contradicted or supplemented by evidence of any other prior or contemporaneous agreement.

9.             Successors and Assigns. Each of the covenants, conditions and agreements contained in this Agreement shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective administrators and permitted successors, assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment and subletting.

10.           Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to Massachusetts’ conflict of law principles.

11.           Authority. Each of the parties hereto guarantees, warrants and represents that the execution and consummation of this Agreement have been duly authorized by all appropriate company action, and the individual or individuals signing this Agreement have the power, authority and legal capacity to sign this Agreement on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

12.           Counterparts. This Agreement may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

13.           Amendment. No provision of this Agreement may be modified, amended or supplemented except by an agreement in writing signed by Landlord and Tenant.

14.           Waiver of Jury Trial. To the extent permitted by applicable laws, the parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising out of or in any way connected with this Agreement or Tenant’s use or occupancy of the Premises or any claim of injury or damage related to this Agreement or the Premises.

15.           Facsimile and PDF Signatures. A facsimile or portable document format (PDF) signature or electronic signature on this Agreement shall be equivalent to, and have the same force and effect as, an original signature.

16.           Voluntary Agreement. The parties have read this Agreement and the mutual releases contained in it, and have freely and voluntarily entered into this Agreement.

17.           Defined Terms. Capitalized terms not otherwise defined herein shall have the meanings given them in the Lease.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as a sealed Massachusetts instrument as of the day hereinabove first written.

LANDLORD:

BRE-BMR Pilgrim & Sidney LLC,

a Delaware limited liability company

By:	/s/ Colleen O'Connor
Name:	Colleen O'Connor
Its:	SVP, Leasing, East Coast & UK Mkts

TENANT:

Voyager Therapeutics, Inc.,

a Delaware corporation

By:	/s/ Robin Swartz
Name:	Robin Swartz
Its:	COO